EX-9.(H)(3)(A) 14 lg_contractualagmnt.htm AMENDMENT TO THE RESTATED CONTRACTUAL ADVISORY FEE WAIVER AGREEMENT

LITMAN GREGORY FUNDS TRUST

Amendment to Restated Contractual Advisory Fee Waiver Agreement

THIS AMENDMENT TO RESTATED CONTRACTUAL ADVISORY FEE WAIVER AGREEMENT (this “Amendment”), dated as of August 31, 2011, is entered into by and between LITMAN GREGORY FUNDS TRUST (the “Trust”), a Delaware statutory trust, and LITMAN GREGORY FUND ADVISORS, LLC, a California limited liability company (the “Advisor,” together with the Trust, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into the Restated Contractual Advisory Fee Waiver Agreement, dated as of January 1, 2006, as amended (the “Agreement”);

WHEREAS, the Trust has recently changed its name from The Masters’ Select Funds Trust to Litman Gregory Funds Trust;

WHEREAS, the Advisor has recently changed its name from Litman/Gregory Fund Advisors, LLC to Litman Gregory Fund Advisors, LLC;

WHEREAS, the Trust has established a new series, Litman Gregory Masters Alternative Strategies Fund (the “Fund”);

WHEREAS, the Trust has retained the Advisor to provide investment management advice and services to the Fund pursuant to the Unified Investment Advisory Agreement, dated as of May 28, 2003, as amended, by and between the Trust and the Advisor (the “Investment Advisory Agreement”);

WHEREAS, the Advisor desires to waive a portion of the advisory fees it is entitled to receive under the Investment Advisory Agreement with respect to the Fund, and the Trust (on behalf of the Fund) desires to allow the Advisor to implement such waiver;

WHEREAS, the Parties desire to amend the Agreement to reflect the aforementioned changes;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	All references to “The Masters’ Select Funds Trust” in the Agreement are hereby replaced with “Litman Gregory Funds Trust.”

2.	All references to “Litman/Gregory Fund Advisors, LLC” in the Agreement are hereby replaced with “Litman Gregory Fund Advisors, LLC.”

3.	Appendix A to the Agreement is hereby suspended and replaced in its entirety with Appendix A attached to this Amendment.

4.	Except as expressly amended by this Amendment, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their duly authorized officers on one or more counterparts, all on the date and year first above written.

LITMAN GREGORY FUNDS TRUST on behalf of its series listed on Appendix A		LITMAN GREGORY FUND ADVISORS, LLC

By:	/s/ John Coughlan	By:	/s/ John Coughlan
Name: John Coughlan		Name: John Coughlan
Title: Treasurer		Title: Chief Operating Officer

Appendix A

FUND AND WAIVER SCHEDULE – LITMAN GREGORY FUNDS TRUST

(updated August 31, 2011)

Fund	Fee Waiver Rate
• Litman Gregory Masters Select Equity Fund	None
• Litman Gregory Masters Select International Fund	Such percentage rate of the daily net assets of the Fund so that after payment of all sub-advisory fees, the net advisory fee retained by the Advisor is 0.40% of the daily net assets of the Fund on the first $1 billion of daily net assets and 0.30% of Fund assets in excess of $1 billion (1).
• Litman Gregory Masters Select Value Fund	0.02% of the daily net assets of the Fund
• Litman Gregory Masters Select Smaller Companies Fund	None
• Litman Gregory Masters Select Focused opportunities Fund	0.08% of the daily net assets of the Fund
• Litman Gregory Masters Alternative Strategies Fund	None

(1)	For example: The Fund’s advisory fee is 1.10% of the Fund’s daily net assets. Assuming payment of sub-advisory fees of 0.56% of the Fund’s daily net assets, on the first $1 billion of the Fund’s daily net assets, the Advisor will waive a portion of its fee equal to 0.14% of the Fund’s daily net assets and retain a net advisory fee equal to 0.40% of the Fund’s daily net assets. For the portion of assets in excess of $1 billion, the Fund’s advisory fee is 1.00% of the Fund’s daily net assets. Assuming payment of sub-advisory fees of 0.56% of the Fund’s daily net assets, on assets in excess of $1 billion, the Advisor will waive a portion of its fee equal to 0.14% of the Fund’s daily net assets and retain a net advisory fee equal to 0.30% of the Fund’s daily net assets.

LITMAN GREGORY FUNDS TRUST on behalf of its series listed above		LITMAN GREGORY FUND ADVISORS, LLC

By:	/s/ John Coughlan	By:	/s/ John Coughlan
Name: John Coughlan		Name: John Coughlan
Title: Treasurer		Title: Chief Operating Officer